Exhibit 10.5

AMENDMENT NO. 4 REGARDING CREDIT AGREEMENT

This AMENDMENT NO. 4 REGARDING CREDIT AGREEMENT (this “Agreement”) dated as of December 23, 2010, is by and among SAGENT PHARMACEUTICALS, a Wyoming corporation (“Borrower”), MIDCAP FUNDING IV, LLC, a Delaware limited liability company (“MCF”) as Agent (in such capacity, “Agent”) and as a Lender, and SILICON VALLEY BANK, a California corporation, as a Lender (collectively, with MCF, in its capacity as a Lender, “Lenders”).

RECITALS:

WHEREAS, Borrower, any additional borrower that may hereafter be added, Agent and Lenders are parties to that certain Credit Agreement dated as of June 16, 2009, as amended by that certain Limited Waiver and Amendment No. 1 Regarding Credit Agreement effective as of October 31, 2009, that certain Limited Waiver and Amendment No. 2 Regarding Credit Agreement effective as of March 1, 2010 and that certain Amendment No. 3 Regarding Credit Agreement effective as of May 31, 2010 (as amended hereby and as may be further amended, restated, modified or otherwise supplemented from time to time, the “Credit Agreement”), pursuant to which Lenders have agreed to make loans and other extensions of credit to Borrower in accordance with the terms thereof;

WHEREAS, Borrower has requested Agent and Lenders to amend the Credit Agreement to, among other things, increase the Revolving Loan Commitment on the date hereof in an amount equal to $10,000,000 (the “Increase”), resulting in a Revolving Loan Commitment on the date hereof of $25,000,000;

WHEREAS, to effectuate the Increase, Agent, Lenders and Borrower now agree to amend the Credit Agreement to make these changes all in accordance with the terms and conditions set forth below; and

WHEREAS, this Agreement shall constitute a Financing Document, these Recitals shall be construed as part of this Agreement and capitalized terms used but not otherwise defined in this Agreement shall have the meanings described to them in the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Amendments to Credit Agreement.

(a)	Definitions.

(i)	Commitment Annex. Annex A to the Credit Agreement is hereby deleted in its entirety and replaced with the Commitment Annex attached as Annex A to the Fourth Amendment.

(ii)	The definitions “Fourth Amendment” and “Fourth Amendment Effective Date” are hereby added to Section 1.1 of the Credit Agreement as new material in alphabetical order:

““Fourth Amendment” means the Amendment No. 4 Regarding Credit Agreement dated as of December 23, 2010 by and among Agent, Borrower and the Lenders party thereto.

“Fourth Amendment Effective Date” means December 23, 2010.”

(iii)	The definitions “Borrowing Base”, “Commitment Expiry Date” and “Revolving Loan Commitment”, in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and restated to read as follows:

““Borrowing Base” means:

(a) the product of (i) eighty percent (80%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus

(b) the lesser of (1) the product of (i) thirty percent (30%) multiplied by (ii) the cost of the Eligible Inventory, (2) the product of (i) seventy-five percent (75%) multiplied by (ii) the Orderly Liquidation Value of the Eligible Inventory or (3) $6,500,000; minus

(c) the amount of any reserves and/or adjustments provided for in this Agreement.

“Commitment Expiry Date” means June 16, 2013.

“Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount. For the avoidance of doubt, the Revolving Loan Commitment on the Fourth Amendment Effective Date shall be $25,000,000.”

(b) Section 2.2(g) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“(g) Deferred Revolving Loan Commitment Fee. If Lenders’ funding obligations in respect of the Revolving

CONFIDENTIAL TREATMENT

Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount: five percent (5.0%) for the first year following the Closing Date, four percent (4.0%) for the second year following the Closing Date, three percent (3.0%) for the third year following the Closing Date, and one-half of one percent (0.5%) thereafter. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.”

(c) Section 6.2 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“Minimum Net Invoiced Revenues. Borrowers agree that an Event of Default shall be deemed to have occurred under this Agreement if the Borrowers’ Net Invoiced Revenues for any (i) twelve month trailing period ending on or before September 30, 2009; (ii) any calendar month during the period beginning with the month of March, 2010 and ending on the month of December, 2010; and/or (iii) any calendar quarter during the period beginning with the quarter ended March 31, 2011 and ending with the calendar quarter ended December 31, 2011 (each which shall be the Defined Period) shall be less than the amounts set forth below (or any lower amount identified in writing by Agent):

Defined Period	Net Invoiced Revenues
April, 2009	*
May, 2009	*
June, 2009	*
July, 2009	*
August, 2009	*
September, 2009	*
October, 2009	*
November, 2009	*

[*]	Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT

December, 2009	*
January 2010	*
February, 2010	*
March, 2010	*
April, 2010	*
May, 2010	*
June, 2010	*
July, 2010	*
August, 2010	*
September, 2010	*
October, 2010	*
November, 2010	*
December, 2010	*
March 31, 2011	*
June 30, 2011	*
September 30, 2011	*
December 31, 2011	*

Agent shall set Borrowers’ minimum Net Invoiced Revenues for the calendar quarter ending March 30, 2012 at an amount equal to 60% of the 2012 board-approved plan, which plan shall be (i) satisfactory to the Lenders in their reasonable discretion and (ii) delivered to Agent on or before December 31, 2011. Upon any such determination by Agent, Borrowers, Agent and Lenders agree to amend this Section 6.2 to incorporate such minimum Net Invoiced Revenues.”

Section 2 Representations and Warranties. To induce Agent and Lenders to enter into this Agreement, Borrower represents and warrants that:

(a) No Default. No Default or Event of Default shall have occurred and be continuing as of the date hereof, after giving effect to this Agreement;

(b) Representations and Warranties. As of the date hereof and, after giving effect to this Agreement and the transactions contemplated hereby, the representations and warranties of Borrower contained in the Financing Documents are true and correct in all material respects (or if any representation or warranty is qualified with respect to materiality, in all respects) on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date; and

(c) Organizational Authority. (i) The execution, delivery and performance by Borrower of this Agreement are within its corporate powers and have been duly

[*]	Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the Securities and Exchange Commission.

authorized by all necessary corporate action, (ii) this Agreement is the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by equitable principles, and (iii) neither the execution, delivery or performance by Borrower of this Agreement (1) violates any Law, or any other rule or decree of any Governmental Authority, (2) conflicts with or results in the breach or termination of, constitutes a default under or accelerates any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound, except for such conflicts, breaches, terminations, defaults or accelerations that would not reasonably be expected to have a Material Adverse Effect, (3) results in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral, (4) violates or conflicts with the by-laws or other organizational documents of Borrower, or (5) requires the consent, approval or authorization of, or declaration or filing with, any other Person, except for those already duly obtained.

Section 3 Conditions Precedent. The effectiveness of this Agreement is subject to the following conditions precedent:

(a) Documents. That Agent shall have received the following documents, each duly executed by all of the parties thereto and each in form and substance satisfactory to Agent:

(i) this Agreement; and

(ii) a Second Amended and Restated Revolving Loan Note in the maximum principal amount of $12,500,000 in favor of MidCap Funding IV, LLC;

(b) Fees. That Agent shall have received, for the benefit of the Lenders committed to make Revolving Loans on the date hereof, a fee paid by Borrower of $100,000, which fee shall be deemed fully earned and payable on the date hereof.

(c) No Default. No Default or Event of Default under the Credit Agreement, shall have occurred and be continuing.

(d) Warranties and Representations. After giving effect to this Agreement and the transactions contemplated hereby, the warranties and representations of Borrower contained in the Financing Documents shall be true and correct in all material respects (or if any representation or warranty is qualified with respect to materiality, in all respects) as of the effective date hereof, with the same effect as though made on such date, except to the extent that such warranties and representations expressly relate to an earlier date.

(e) Other Requirements. Agent shall have received such other documentation which it shall have reasonably requested pursuant to this Agreement.

Section 4 Reference to and Effect on Financing Documents.

(a) Ratification. Except as specifically amended above, the Credit Agreement and the other Financing Documents shall remain in full force and effect. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not effect a novation of the Credit Agreement or any other Financing Document. Borrower hereby ratifies and reaffirms each of the terms and conditions of the Financing Documents and all of its obligations thereunder.

(b) No Waiver. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or Agent under the Credit Agreement or any of the other Financing Documents.

(c) References. Upon the effectiveness of this Agreement each reference in (a) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (b) any other Financing Document to “the Agreement” or “the Credit Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as amended hereto.

Section 5 Releases; Indemnities.

(a) Borrower hereby agrees that its obligation to indemnify and hold the Indemnitees harmless as set forth in the Credit Agreement shall include an obligation to indemnify and hold the Indemnitees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Indemnitees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of, any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of Borrower, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statute, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Agreement or any other document executed in connection herewith, other than arising out of such Indemnitees’ gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement, the Credit Agreement and the other Financing Documents.

Section 6 Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of Borrower, Agent and Lenders and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

(c) Fees and Expenses. Borrower shall be responsible for the payment of all expenses and fees of Agent and all reasonable fees of Agent’s counsel incurred in connection with the preparation of this Agreement and any related documents. Borrower hereby authorizes Agent to deduct all of such fees set forth in this Section 6 from the proceeds of the Revolving Credit Loans made under the Credit Agreement.

(d) Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(e) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of separate original counterparts (or telecopied counterparts with original execution copy to follow) and by the different parties on separate counterparts, each of which shall be deemed to be an original, but all of such counterparts shall together constitute one agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(g) Incorporation of Credit Agreement Provisions. The provisions contained in Section 12.10 (Governing Law) and Section 12.11 (Jury Waiver) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in there entirety.

[Signatures follow]

Signature Page to Amendment No. 4 Revolving Credit Agreement

IN WITNESS WHEREOF, intending to be legally bound, and intending that this agreement constitute an agreement executed under seal, the undersigned have executed this Agreement under seal as of the day and year first hereinabove set forth.

BORROWER:	SAGENT PHARMACEUTICALS, a Wyoming corporation

	By:	/s/ Ronald Pauli	(SEAL)
Ronald Pauli Chief Financial Officer

Signature Page to Amendment No. 4 Revolving Credit Agreement

AGENT and LENDER:	MIDCAP FUNDING IV, LLC, a Delaware limited liability company, as Agent and a Lender

	By:	/s/ Brett Robinson	(SEAL)
Brett Robinson Managing Director

Signature Page to Amendment No. 4 Revolving Credit Agreement

LENDER:	SILICON VALLEY BANK, a California corporation, as a Lender

	By:	/s/ Mike Meier	(SEAL)

Name:	Mike Meier

Title:	Relationship Manager

Annex A to Credit Agreement (Commitment Annex)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
MidCap Funding IV, LLC	$12,500,000	50%

Silicon Valley Bank	$12,500,000	50%

TOTALS	$25,000,000	100%